Exhibit 10.20

August 23, 2013

Gregory Leon Miller

Re:	Employment Offer Letter

Dear Greg:

On behalf of Visterra, Inc. (the “Company” or “Visterra”), I am pleased to set forth in this letter (the “Employment Offer Letter”) the terms and conditions of your employment with the Company, should you accept our offer.

1. Position. You will be the Vice President of Business Development & Strategic Planning, reporting to the Company’s Chief Operating Officer (the “COO”). You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. You will be expected to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time by the COO.

2. Start Date/Nature of Relationship.

(a) Your employment with the Company will begin on October 3, 2013 (the “Start Date”).

(b) No provision of this letter shall be construed to create a promise of employment for any specific period of time. Your employment with the Company is at-will employment, which may be terminated by you or the Company at any time, for any reason, with or without cause or notice.

3. Compensation.

(a) Base Salary. The Company will pay you a base salary at the rate of $20,000 per monthly pay period (which if annualized equals $240,000 per year), payable in installments in accordance with the regular payroll practices of the Company, less all applicable taxes and withholdings.

(b) Annual Bonus. Following the end of the 2014 calendar year and each calendar year thereafter, you will be eligible to receive an annual cash bonus. The target amount of this bonus will be 25% of your then current annualized base salary. The actual amount of any annual bonus may be more or less than the above-stated target amount, and will be determined by the Board based on the Company’s performance and your performance during the applicable calendar year, as determined by the Board in its sole discretion. Any annual bonus will be determined and paid within 45 days after the end of the applicable calendar year. You must be employed by the Company on the date of payment in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus will be subject to all applicable taxes and withholdings.

(c) Signing Bonus. You shall receive as a signing bonus a one-time, lump sum payment of $20,000, less all applicable taxes and withholdings, on the Company’s first regular payroll date following your Start Date.

(d) Retention Bonus. Provided you remain employed by the Company on October 1, 2014, you will receive as a retention bonus a one-time, lump sum payment of $20,000, less all applicable taxes and withholdings, on the Company’s first regular payroll date following October 1, 2014.

(e) Equity. Following the Start Date, and subject to approval of the Board, the Company will grant you a stock option to purchase 421,521 shares of the Company’s common stock, $0.0001 par value per Share (“Common Stock”), at a price equal to the fair market value of the Common Stock on the date of grant, which price is expected to be $0.23 per share (the “Base Option Grant”). The purchase and sale of the Shares shall be made pursuant to the Company’s 2008 Stock Incentive Plan and shall be governed by a Stock Option Agreement, which shall contain, among other things, vesting requirements such that: 25% of the Shares shall vest and become exercisable on the first anniversary of the Start Date; and the remaining 75% shall vest and become exercisable quarterly over the subsequent three year period. The Base Option Grant will be treated as an “Incentive Stock Option” to the extent permissible under the Internal Revenue Codes of 1986, as amended (the “Code”) and shall otherwise be treated as a nonstatutory stock option. You will be responsible for payment of all taxes (and related withholding obligations) that you incur as a result of exercise of the option or receipt of contingent consideration.

4. Equity Acceleration Upon a Change of Control. In the event you remain employed by the Company upon a “Change of Control” (as defined in this section below), fifty percent (50%) of any unvested stock options you may have as of such date will immediately vest and become exercisable in full.

(a) “Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

5. Termination Without Cause or for Good Reason Prior to or More Than Twelve Months Following a Change of Control. In the event the Company terminates your employment without “Cause” or you terminate your employment for “Good Reason” (as both terms are defined in this section below) prior to or more than twelve (12) months following a Change of Control, and subject to your compliance with the conditions set forth in section 7 below, you will be eligible to receive the following severance benefits (the “Severance Benefits”): the Company will, for a period of twelve (12) months following your termination of employment, continue to pay to you, as severance pay, an amount equal to your base salary rate as of your termination date (the “Severance Pay”).

(a) “Cause” for termination shall mean: (i) commission of, or indictment or conviction for, any felony or any crime involving moral turpitude; (ii) participation in any fraud

(b) against the Company; (iii) your substantial failure to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (iv) other conduct by you that is or could reasonably be anticipated to be harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) your breach of any material provision of any agreement between you and the Company, including any provision in this Employment Offer Letter or the Ancillary Agreements (as defined in Section 12 below).

(c) “Good Reason” shall mean a termination of your employment by you for any of the following reasons: (i) without your written consent, a change in your principal work location to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts and to a location such that your daily commuting distance is increased (for the avoidance of doubt, travel for Company business shall not be deemed a change in principal work location); (ii) without your written consent, a material reduction of your base salary; or (iii) without your written consent, a material reduction in your duties or responsibilities. To terminate your employment for Good Reason, you must (i) provide written notice to the Company of the purported event giving rise to Good Reason within 90 days after it occurs, (ii) provide the Company with at least 30 days to cure, and (iii) if not cured, terminate your employment for Good Reason within 30 days after the end of the cure period.

6. Termination Without Cause or for Good Reason Within Twelve Months Following a Change of Control. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason within twelve (12) months following a Change of Control, and subject to your compliance with the conditions set forth in section 7 below: (a) the Company will pay to you the Severance Pay, and (b) the entire unvested portion of any stock options you may have as of your termination date will become vested and exerciseable in full (collectively, the Change of Control Severance Benefits”).

7. Severance Agreement. As a condition of your receipt of the Severance Benefits or the Change of Control Severance Benefits, as applicable, you must execute and allow to become effective (within 60 days following your termination or such shorter period as the Company may specify) a severance and release of claims agreement provided by the Company (the “Severance Agreement”), which among other things will provide for a release of any and all claims that you have or might have against the Company. Payment of the Severance Pay will begin on the first regular payday after the Severance Agreement becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following your date of termination occurs in the calendar year following the calendar year of your termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. The Severance Pay shall be subject to the terms and conditions set forth in Exhibit A.

8. Benefits. You may participate in all employee benefit plans made generally available by the Company from time to time to its employees, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those plans. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Board, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

9. Vacation and Holidays. You will be eligible for a maximum of twenty (20) days of paid vacation per calendar year, to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year. You may not carry over more than five (5) days of vacation time from one calendar year to the next; any additional accrued but unused vacation days will be forfeited at the end of the calendar year. In addition, you will be eligible to take those holidays observed by the Company.

10. Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time. Any reimbursements shall be subject to the terms and conditions set forth in Exhibit A, Section 4.

11. Before You Start. Your employment with the Company is conditioned on your eligibility to work in the United States. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. To that end, a copy of an I-9 Form is enclosed for your information. Please bring the appropriate documents listed on that form with you when you report to work.

12. Confidentiality and Other Continuing Obligations. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. You may not discuss the fact or terms of this Employment Offer Letter or any discussions concerning your employment with anyone other than the CEO and members of your immediate family (and, if relevant, your financial advisor or lawyer). In addition, as a condition of your employment, you are required to carefully review and then sign the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement (collectively, the “Ancillary Agreements”) enclosed with this Employment Offer Letter. Your obligations under the Ancillary Agreements shall remain in full force and effect pursuant to the terms thereof.

13. No Conflict. You hereby represent and warrant to the Company that your signing of this Employment Offer Letter and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that prevent you from entering into employment with the Company or carrying out your responsibilities for the Company, or that are in any way inconsistent with the terms of this Employment Offer Letter. You agree that you will not disclose to or use on behalf of the Company any proprietary or confidential information of a third party. You represent and agree that you will not be an employee of any other company as of the Start Date.

14. Miscellaneous. This Employment Offer Letter and the Ancillary Agreements constitute our entire agreement regarding the terms and conditions of your employment with the Company. They supersede any prior proposals, agreements, or other promises or statements (whether oral or written) regarding the terms of your employment. The terms of your employment shall be governed by the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

[Signature page follows]

If the terms of this Employment Offer Letter are acceptable to you, please sign this letter in the space provided below and return it to me, along with signed copies of the Ancillary Agreements, no later than August 27, 2013.

We are excited for you to join our team and are confident that you will make a major contribution to our unique and exciting enterprise.

Sincerely,

VISTERRA, INC.

/s/ Brian J.G. Pereira, MD
By:	Brian J.G. Pereira, MD Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Visterra, Inc. I am not relying on any representations other than those set forth above.

/s/ Gregory Leon Miller
Gregory Leon Miller

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments that may be due under the Employment Offer Letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the offer letter, as applicable:

(a) It is intended that each installment of the severance payments under the Employment Offer Letter provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Employment Offer Letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the Employment Offer Letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in such offer letter; and

(ii) Each installment of the severance payments due under the Employment Offer Letter that is not described in this Exhibit A, Section l(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1 (b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(bX9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1 (h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Employment Offer Letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

4. All reimbursements and in-kind benefits provided under the Employment Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Employment Offer Letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.